Exhibit 4.1
DIODES INCORPORATED
Certificate No. R-
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE “DEPOSITARY”, WHICH TERM INCLUDES ANY SUCCESSOR DEPOSITARY FOR THE CERTIFICATES) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREIN IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
     THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT, FOR PURPOSES OF SECTIONS 1272, 1273, AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON REQUEST OF THE HOLDER OF THIS NOTE, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO THE HOLDER OF THIS NOTE, (I) THE ISSUE PRICE OF THE NOTE, (II) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IN RESPECT THEREOF, (III) THE ISSUE DATE OF THE NOTE, (IV) THE COMPARABLE YIELD OF THE NOTE, AND (V) THE PROJECTED PAYMENT SCHEDULE OF THE NOTE, IN EACH CASE AS DETERMINED UNDER THE ORIGINAL ISSUE DISCOUNT RULES OF THE U.S. INTERNAL REVENUE CODE. PLEASE CONTACT DIODES INCORPORATED, ATTN: CHIEF FINANCIAL OFFICER, 3050 EAST HILLCREST DRIVE, WESTLAKE VILLAGE, CALIFORNIA 91362
     % Convertible Senior Note due 2026
CUSIP No.
     Diodes Incorporated, a Delaware corporation (the “Company”), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of dollars ($ ) on October 1, 2026 and to pay interest thereon, as provided on the reverse hereof, until the principal and any unpaid and accrued interest are paid or duly provided for.
     Interest Payment Dates: April 1 and October 1, with the first payment to be made on April 1, 2007.
     Record Dates: March 15 and September 15.
     The provisions on the back of this certificate are incorporated as if set forth on the face hereof.
[Remainder of page intentionally left blank]

1

IN WITNESS WHEREOF, Diodes Incorporated has caused this instrument to be duly signed.

DIODES INCORPORATED
By:
Name:
Title:

Dated:
CERTIFICATE OF AUTHENTICATION
This is one of the Securities referred to in the within-mentioned Indenture.
Union Bank of California, N.A., as Authenticating Agent
By: Union Bank of California, N.A.

By:	Authorized Signatory
Dated:

[REVERSE OF SECURITY]
DIODES INCORPORATED
     % Convertible Senior Note due 2026
     1. Interest. Diodes Incorporated, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest, payable semi-annually in arrears, on April 1 and October 1 of each year, with the first payment to be made on April 1, 2007. Interest on the Securities will accrue on the principal amount from, and including, the most recent date to which interest has been paid or provided for or, if no interest has been paid, from, and including, October      , 2006, in each case to, but excluding, the next interest payment date or Maturity Date, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     In addition, if the average Contingent Interest Trading Price of a Security for the five (5) consecutive trading day period (the “Contingent Interest Measurement Period”) immediately preceding the first day of any six (6) month period (each a “Contingent Interest Period”) from and including an interest payment date to but excluding the next interest payment date, commencing with the six (6) month period beginning October 1, 2011, is equal to or greater than one hundred and twenty percent (120%) of the principal amount of such Security, then the Company shall pay contingent interest (“Contingent Interest”) to the Holders.
     The amount of Contingent Interest payable per $1,000 principal amount of Securities in respect of any Contingent Interest Period, if applicable, shall be equal to      % (     % per year payable semi-annually) of the average Contingent Interest Trading Price per $1,000 principal amount of the Securities during the Contingent Interest Measurement Period. Contingent Interest, if any, shall accrue from the first day of the applicable Contingent Interest Period through, but excluding, the interest payment date at the end of such Contingent Interest Period, and Contingent Interest shall be payable to Holders in the same manner as regular cash interest. Regular cash interest shall continue to accrue at the per annum rate of      % on the principal amount of the Securities whether or not Contingent Interest is paid.
     The Company shall instruct the Bid Solicitation Agent to determine the daily Contingent Interest Trading Prices of the Securities during each Contingent Interest Measurement Period during which any Securities are outstanding. Upon determining that the Securities shall begin to accrue Contingent Interest during a Contingent Interest Period, the Company shall, on or before the start of such Contingent Interest Period, publicly announce, through a reputable national newswire service, and publish on the Company’s website, the fact that Contingent Interest has become payable and the amount of such Contingent Interest payable per $1,000 principal amount of Securities.
     The “Contingent Interest Trading Price” of a Security on any trading day means the average secondary market bid quotations obtained by the Bid Solicitation Agent for five million dollars ($5,000,000) principal amount of Securities at approximately 4:00 p.m., New York City time, on such trading day from three (3) independent nationally recognized securities dealers selected by the Company; provided, however, that if the Bid Solicitation Agent reasonably determines that it can obtain only two (2) such bids, then the average of such two (2) bids shall instead be used, and if the Bid Solicitation Agent reasonably determines that it can obtain only one (1) such bid, then such one (1) bid shall be used; provided further, that if the Bid Solicitation Agent reasonably determines that it cannot obtain at least one (1) such bid, then the Contingent Interest Trading Price per $1,000 principal amount of the notes shall be determined by a nationally recognized securities dealer retained by the Company for such purpose.
     2. Maturity. The Securities will mature on October 1, 2026.
     3. Method of Payment. Except as provided in the Indenture (as defined below), the Company will pay interest on the Securities to the persons who are Holders of record of Securities at the close of business on the record date set forth on the face of this Security next preceding the applicable interest payment date; provided, however, that on the Maturity Date, the Company will pay interest on the Securities to the Holder to whom the Company pays the principal amount. Holders must surrender Securities to a Paying Agent to collect the principal amount, Redemption Price, Option Purchase Price or Fundamental Change Repurchase Price of the Securities, plus, if applicable, accrued and unpaid interest, if any, payable as herein provided upon Redemption, Purchase at Holder’s Option or Repurchase Upon Fundamental Change, as the case may be. The Company will pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to the Securities, which amounts shall be paid (A) in the case this Security is in global form, by wire transfer of immediately available funds to the account designated by the Depositary or its nominee; (B) in the case this Security is held, other than in global form, by a Holder of more than five million dollars ($5,000,000) in aggregate principal amount of Securities, by wire transfer of immediately available funds to the account within the United States of America specified by such Holder or, if such Holder does not specify an account, by mailing a check to the address of such Holder set forth in the register of the Registrar; and (C) in the case this Security is held, other than in global form, by a Holder of five million dollars ($5,000,000) or less in aggregate principal amount of Securities, by mailing a check to the address of such Holder set forth in the register of the Registrar. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on that payment for the additional period of time.
     4. Paying Agent, Registrar, Conversion Agent. Initially, Union Bank of California, N.A. (the “Trustee”) will act as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar, Bid Solicitation Agent or Conversion Agent without notice.
     5. Indenture. The Company issued the Securities under an Indenture dated as of October ___, 2006 (the “Indenture”) between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”) as amended and in effect from time to time. The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The Securities are general unsecured senior subordinate obligations of the Company limited to $200,000,000 aggregate principal amount ($230,000,000 if the Underwriters have elected to exercise in full the Option to purchase up to an additional $30,000,000 aggregate principal amount of the Securities), except as otherwise provided in the Indenture (except for Securities issued in substitution for destroyed, mutilated, lost or stolen Securities). Terms used herein without definition and which are defined in the Indenture have the meanings assigned to them in the Indenture.
     6. Optional Redemption. The Company shall have the right, at the Company’s option, at any time, and from time to time, on a Redemption Date on or after October 1, 2011, to redeem all or any part of the Securities at a price payable in cash equal to one hundred percent (100%) of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, provided, however, that in no event shall any Redemption Date be a Legal Holiday; provided, further, that if such Redemption Date is after the close of business on a record date for the payment of an installment of interest and on or before the related interest payment date, then the accrued and unpaid interest, if any, to, but excluding, such interest payment date shall be paid on such interest payment date to the Holder of record of such Securities (without any surrender of such Securities by such Holder) at the close of business on such record date, and the Holder surrendering such Securities for Redemption shall receive only the Redemption Price and shall not be entitled to any such interest unless such Holder was also the Holder of record of such Securities at the close of business on such record date. The Company shall make at least ten (10) semi-annual interest payments with respect to the Securities prior to redeeming any Securities pursuant to this paragraph (including the interest payments on April 1, 2007 and October 1, 2011).
     7. Notice of Redemption. Notice of Redemption will be mailed at least thirty (30) calendar days but not more than sixty (60) calendar days before the Redemption Date to each Holder of Securities to be redeemed at its address appearing in the security register. Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in integral multiples of $1,000 principal amount.
     8. Purchase by the Company at the Option of the Holder. Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of each Holder, the Securities held by such Holder on October 1, 2011, October 1, 2016 and October 1, 2021 (each, an “Option Purchase Date”) at an Option Purchase Price, payable in cash, equal to one hundred percent (100%) of the principal amount of the Securities to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable Option Purchase Date, upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is twenty (20) Business Days prior to the applicable Option Purchase Date until the close of business on the Business Day immediately preceding the applicable Option Purchase Date and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture; provided, that if such Option Purchase Date is after the close of business on a record date for the payment of an installment of interest and on or before the related interest payment date, then such accrued and unpaid interest shall be paid on such interest payment date to the Holder of record of such Securities (without any surrender of such Securities by such Holder) at the close of business on such record date and the Holder surrendering such Securities for purchase shall receive only the Option Purchase

Price and shall not be entitled to any such interest unless such Holder was also the Holder of record of such Securities at the close of business on such record date.
     9. Repurchase at Option of Holder Upon a Fundamental Change. Subject to the terms and conditions of the Indenture, in the event of a Fundamental Change, each Holder of the Securities shall have the right, at the Holder’s option, to require the Company to repurchase such Holder’s Securities including any portion thereof which is $1,000 in principal amount or any integral multiple thereof on a date selected by the Company (the “Fundamental Change Repurchase Date”), which date is no later than thirty five (35) days, nor earlier than twenty (20) days, after the date on which notice of such Fundamental Change is mailed in accordance with the Indenture, at a price payable in cash equal to one hundred percent (100%) of the principal amount of such Security, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date; provided, that if such Fundamental Change Repurchase Date is after the close of business a record date for the payment of an installment of interest and on or before the related interest payment date, then the accrued and unpaid interest, if any, to, but excluding, such interest payment date shall be paid on such interest payment date to the Holder of record of such Securities (without any surrender of such Securities by such Holder) at the close of business on such record date, and the Holder surrendering such Securities for repurchase shall receive only the Fundamental Change Repurchase Price and shall not be entitled to any such interest unless such Holder was also the Holder of record of such Securities at the close of business on such record date.
     10. Conversion.
     Conversion Based on Closing Sale Price of Common Stock. Subject to earlier Redemption, Purchase at Holder’s Option or Repurchase Upon Fundamental Change, Holders may surrender Securities in integral multiples of $1,000 principal amount for conversion into cash or, at the Company’s option, cash and shares of Common Stock on any Business Day of a calendar quarter after the calendar quarter ending December 31, 2006, if the Closing Sale Price for each of twenty (20) or more Trading Days in a period of thirty (30) consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter exceeds one hundred and twenty percent (120%) of the Conversion Price in effect on the last Trading Day of the immediately preceding calendar quarter. Solely for purposes of determining whether the Securities shall have become convertible pursuant to this paragraph, the Board of Directors shall, in its good faith determination, which shall be described in a Board Resolution, make appropriate adjustments to the Closing Sale Prices and/or such Conversion Price used to determine whether the Securities shall have become convertible pursuant to this paragraph to account for any adjustments to the Conversion Rate which shall have become effective, or any event requiring an adjustment to the Conversion Rate where the Ex Date of such event occurs, during the period of thirty (30) consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter.
     Conversion Upon Satisfaction of Trading Price Condition. Subject to earlier Redemption, Purchase at Holder’s Option or Repurchase Upon Fundamental Change, Holders may surrender Securities in integral multiples of $1,000 principal amount for conversion into cash or, at the Company’s option, cash and shares of Common Stock during the five (5) consecutive Business Days immediately after any five (5) consecutive Trading Day period (such five (5) consecutive Trading Day period, the “Note Measurement Period”) in which the average Trading Price per $1,000 principal amount of the Securities was equal to or less than ninety eight percent (98%) of the average Conversion Value (as defined below) during the Note Measurement Period (such condition, the “Trading Price Condition”). The Bid Solicitation Agent shall not have any obligation to determine the Trading Price unless the Company has requested such determination in writing, and the Company shall have no obligation to make such request unless a Holder provides the Company with reasonable evidence that the Trading Price per $1,000 principal amount of the Securities would be equal to or less than ninety eight percent (98%) of the Conversion Value. Upon receipt of such evidence, the Company shall instruct the Bid Solicitation Agent in writing to determine the Trading Price per $1,000 principal amount of the Securities for each of the five (5) successive Trading Days immediately after the Company receives such evidence and on each Trading Day thereafter until the first Trading Day on which the Trading Price Condition is no longer satisfied. For purposes of this paragraph, the “Conversion Value” per $1,000 principal amount of Securities, on a given Trading Day, means the product of the Closing Sale Price on such Trading Day and the Conversion Rate in effect on such Trading Day.
     Conversion Based on Redemption. A Security, or portion of a Security, which has been called for Redemption pursuant to Section 3.01 of the Indenture and paragraph 6 may be surrendered in integral multiples of $1,000 principal amount for conversion into cash or, at the Company option, cash and shares of Common Stock; provided, however, that such Security or portion thereof may be surrendered for conversion pursuant to this paragraph only until the close of business on the Business Day immediately preceding the Redemption Date.
     Conversion Upon Certain Distributions. Subject to earlier Redemption, Purchase at Holder’s Option or Repurchase Upon Fundamental Change, if the Company takes any action, or becomes aware of any event, that would require an adjustment to the Conversion Rate pursuant to Sections 10.05(b), 10.05(c), 10.05(d) or 10.05(e) of the Indenture, the Securities may be surrendered for conversion in integral multiples of $1,000 principal amount into cash, or at the Company’s option, cash and shares of Common Stock beginning on the date the Company mails the notice to the Holders as provided in Section 10.10 of the Indenture (or, if earlier, the date the Company is required under the Indenture to mail such notice) and at any time thereafter until the close of business on the Business Day immediately preceding the Ex Date (as defined in Section 10.05(g) of the Indenture) of the applicable transaction or until the Company announces that such transaction will not take place.
     Conversion Upon Occurrence of Certain Corporate Transactions. Subject to earlier Redemption, Purchase at Holder’s Option or Repurchase Upon Fundamental Change, if either:
     (i) a Fundamental Change or a Make-Whole Fundamental Change occurs; or
     (ii) the Company is a party to a consolidation, merger or binding share exchange, sale of all or substantially all of the Company’s properties and assets or other similar transaction, in each case, pursuant to which the Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, in each case, the Securities may be surrendered for conversion into cash and, if applicable, shares of Common Stock at any time during the period that begins on, and includes, the date that is thirty (30) calendar days prior to the date originally announced by the Company as the anticipated effective date of such Fundamental Change, consolidation, merger or binding share exchange (which anticipated effective date the Company shall disclose, in good faith, in the written notice, public announcement and publication referred to in Section 10.01(c) of the Indenture) and ends on, and includes, the date that is thirty (30) calendar days after the actual effective date of such Fundamental Change, consolidation, merger or binding share exchange; provided, however, that if such transaction is a Make-Whole Fundamental Change, then the Securities may also be surrendered for conversion into cash, or, at the Company’s option, cash and shares of Common Stock at any time during the Make-Whole Conversion Period applicable to such Make-Whole Fundamental Change; and provided, further, that if such transaction is a Fundamental Change, then the Securities may also be surrendered for conversion into cash or, at the Company’s option, cash and shares of Common Stock at any time until, and including, the Fundamental Change Repurchase Date applicable to such Fundamental Change.
     Conversion on or after October 1, 2024 and at any time from September 1, 2011 to October 1, 2011. Subject to earlier Redemption, Purchase at Holder’s Option or Repurchase Upon Fundamental Change, the Securities may be surrendered for conversion into cash and, if applicable, shares of Common Stock at any time on or after October 1, 2024 and prior to the Maturity Date or the earlier Redemption by the Company or Purchase at Holder’s Option, and at any time from, and including, September 1, 2011 to, and including, October 1, 2011.
     To convert a Security, a Holder must (1) complete and sign the Conversion Notice, with appropriate signature guarantee, on the back of the Security, (2) surrender the Security to a Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, (4) pay the amount of interest, if any, the Holder must pay in accordance with the Indenture and as described below and (5) pay any tax or duty if required pursuant to the Indenture. A Holder may convert a portion of a Security if the portion is $1,000 principal amount or an integral multiple of $1,000 principal amount.
     Upon conversion of a Security, the Holder thereof shall be entitled to receive the cash or, at the Company’s option cash and shares of Common Stock, payable upon conversion in accordance with Article X of the Indenture.
     The initial Conversion Rate is      shares of Common Stock per $1,000 principal amount of Securities (which results in an effective initial Conversion Price of approximately $      per share) subject to adjustment in the event of certain circumstances as specified in the Indenture. The Company will deliver cash in lieu of any fractional share. On conversion, no payment or adjustment for any unpaid and accrued interest or Contingent Interest on the Securities will be made. If a Holder surrenders a Security for conversion after the close of business on the record date for the payment of an installment of interest on or before the related interest payment date, such Security, when surrendered for conversion, must be accompanied by payment in cash of an amount equal to the interest thereon which the registered Holder at the close of business on such record date is to receive (other than overdue interest, if any, that has accrued on such Security), unless such Security has been called for Redemption as described in the Indenture.

     The Conversion Rate applicable to each Security that is surrendered for conversion, in accordance with the Securities and Article X of the Indenture, at any time during the Make-Whole Conversion Period with respect to a Make-Whole Fundamental Change shall be increased to an amount equal to the Conversion Rate that would, but for Section 10.14 of the Indenture, otherwise apply to such Security pursuant to Article X of the Indenture, plus an amount equal to the Make-Whole Applicable Increase; provided, however, that such increase to the Conversion Rate shall not apply if either (i) such Make-Whole Fundamental Change constitutes a Public Acquirer Fundamental with respect to which the Company shall have duly made, and given full effect to, an election, pursuant to and in accordance with Section 10.14(e) of the Indenture, to make an Acquirer Stock Conversion Right Adjustment; or (ii) such Make-Whole Fundamental Change is announced by the Company but shall not be consummated.
     11. Denominations, Transfer, Exchange. The Securities are in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge shall be made for any such registration of transfer or exchange, but the Company and the Trustee may require payment of a sum sufficient to cover any tax or similar governmental charge that may be imposed in connection with certain transfers or exchanges. The Company or the Trustee, as the case may be, shall not be required to register the transfer of or exchange any Security (i) during a period beginning at the opening of business twenty (20) calendar days before the mailing of a notice of redemption of the Securities selected for Redemption under Section 3.04 of the Indenture and ending at the close of business on the day of such mailing or (ii) for a period of twenty (20) calendar days before selecting, pursuant to Section 3.03 of the Indenture, Securities to be redeemed or (iii) that has been selected for Redemption or for which a Purchase Notice has been delivered pursuant to Section 3.08 or 3.09, and not withdrawn, in accordance with the Indenture, except, in the case of a partial redemption, purchase or repurchase, that portion of Securities not being redeemed or repurchased.
     12. Persons Deemed Owners. The registered Holder of a Security may be treated as the owner of such Security for all purposes.
     13. Merger or Consolidation. Except as provided in the Indenture, the Company shall not consolidate with, or merge with or into, or sell, transfer, lease, convey or otherwise dispose of all or substantially all of the property or assets of the Company to, another person, whether in a single transaction or series of related transactions, unless (i) such other person is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (ii) such person assumes by supplemental indenture all the obligations of the Company under the Securities and the Indenture; and (iii) immediately after giving effect to the transaction, no Default or Event of Default shall exist.
     14. Amendments, Supplements and Waivers. Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities, and certain existing Defaults or Events of Default may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. In accordance with the terms of the Indenture, the Company, with the consent of the Trustee, may amend or supplement this Indenture or the Securities without notice to or the consent of any Securityholder: (i) to comply with Section 10.11 of the Indenture and, in accordance with Section 10.14(e) of the Indenture, to give effect to an election, pursuant to such Section 10.14(e), by the Company to make an Acquirer Stock Conversion Right Adjustment with respect to a Public Acquirer Fundamental Change; (ii) to make adjustments in accordance with the Indenture to the right to convert the Securities upon certain reclassifications or changes in the Common Stock and certain consolidation mergers and binding share exchanges upon the sale, transfer, lease, conveyance or other deposition of all or substantially all the Company’s property or assets; (iii) to secure the obligations of the Company in respect of the Securities; (iv) to add to the covenants of the Company described in the Indenture for the benefit of Securityholders or to surrender any right or power conferred upon the Company; (v) to make provisions with respect to adjustments to the Conversion Rate as required by the Indenture or to increase the Conversion Rate in accordance with the Indenture; (vi) to evidence the assumption of the Company’s Obligations under the Indenture or the Securities, as the case may be, by a successor upon the Company’s consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s property or assets in accordance with the Indenture. In addition, the Company and the Trustee may enter into a supplemental indenture without the consent of Holders of the Securities to cure any ambiguity, defect, omission or inconsistency in the Indenture in a manner that does not, individually or in the aggregate with all other modifications made or to be made to the Indenture, adversely affect the rights of any Holder in any material respect; (vii) to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Securities may be listed or traded; or (viii) to add to, change or eliminate any of the provisions of this Indenture as shall be necessary or desirable in accordance with any amendments to the TIA, provided that such action does not adversely affect the rights or interests of any Holder of Securities.
     15. Defaults and Remedies.
     If an Event of Default (excluding an Event of Default specified in Section 6.01(viii) or (ix) of the Indenture with respect to the Company (but including an Event of Default specified in Section 6.01(viii) or (ix) of the Indenture solely with respect to a Significant Subsidiary of the Company or any group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary of the Company)) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least twenty five percent (25%) in principal amount of the Securities then outstanding by notice to the Company and the Trustee may declare the Securities to be due and payable. Upon such declaration, the principal of, and any premium and accrued and unpaid interest (including, without limitation, any Contingent Interest) on, all Securities shall be due and payable immediately. If an Event of Default specified in Section 6.01(viii) or (ix) of the Indenture with respect to the Company (excluding, for purposes of this sentence, an Event of Default specified in Section 6.01(viii) or (ix) of the Indenture solely with respect to a Significant Subsidiary of the Company or any group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary of the Company) occurs, the principal of, and premium and accrued and unpaid interest (including, without limitation, any Contingent Interest) on, all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in aggregate principal amount of the Securities then outstanding by written notice to the Trustee may rescind or annul an acceleration and its consequences if (A) the rescission would not conflict with any order or decree, (B) all existing Events of Default, except the nonpayment of principal, premium or interest (including, without limitation, Contingent Interest) that has become due solely because of the acceleration, have been cured or waived and (C) all amounts due to the Trustee under Section 7.07 of the Indenture have been paid.
     Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability unless the Trustee is offered indemnity reasonably satisfactory to it; provided, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
     If a Default or Event of Default occurs and is continuing as to which the Trustee has received written notice pursuant to the provisions of the Indenture, or as to which a Responsible Officer of the Trustee shall have actual knowledge, the Trustee shall mail to each Holder a notice of the Default or Event of Default within thirty (30) days after it occurs unless such Default or Event of Default has been cured or waived. Except in the case of a Default or Event of Default in payment of any amounts due with respect to any Security, the Trustee may withhold the notice if, and so long as it in good faith determines that, withholding the notice is in the best interests of Holders. The Company must deliver to the Trustee an annual compliance certificate.
     16. Tax Treatment. The Company agrees, and by acceptance of beneficial ownership interest in the Securities each Holder of the Securities will be deemed to have agreed, for U.S. federal income tax purposes (A) to treat the Securities as indebtedness that is subject to Treas. Reg. Sec. 1.1275-4 (the “Contingent Payment Regulations”) and, for purposes of the Contingent Payment Regulations, to treat the cash and the fair market value of any stock beneficially received by a Holder upon any conversion of the Securities as a contingent payment and (B) to be bound by the Company’s determination of the “comparable yield” and “projected payment schedule,” within the meaning of the Contingent Payment Regulations, with respect to the Securities. A Holder may obtain the issue price, amount of original issue discount, issue date, yield to maturity, comparable yield and projected payment schedule for the Securities by submitting a written request for such information to the Company at the following address: Diodes Incorporated, Attention: Chief Financial Officer, 3050 East Hillcrest Drive, Westlake Village, California 91362.
     17. [Intentionally omitted.]
     18. Trustee’s and Dealings with the Company. The Trustee and each banking institution, if any, serving as successor Trustee thereunder, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for, the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

     19. No Recourse Against Others. No past, present or future director, officer, employee or shareholder, as such, of the Company shall have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Security, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
     20. Authentication. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent in accordance with the Indenture.
     21. Governing Law. The Internal laws of the State of New York shall govern and be used to construe this Security, including without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).
     22. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (Uniform Gifts to Minors Act).
     THE COMPANY WILL FURNISH TO ANY HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. REQUESTS MAY BE MADE TO:
Diodes Incorporated
3050 East Hillcrest Drive
Westlake Village, California 91362
Attention: Chief Financial Officer

FORM OF ASSIGNMENT
I or we assign to
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

(please print or type name and address)

the within Security and all rights thereunder, and hereby irrevocably constitute and appoint

Attorney to transfer the Security on the books of the Company with full power of substitution in the premises.
Dated:
NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Security in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Registrar.
Signature Guarantee:

CONVERSION NOTICE
To convert this Security in accordance with the Indenture, check the box: ☐
To convert only part of this Security, state the principal amount to be converted (must be in multiples of $1,000):
$
If you want the stock certificate representing the shares of Common Stock, if any, issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date:	Signature(s):

(Sign exactly as name appears on the other side of this Section)
Signatures guaranteed by:
(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agent Medallion Program or in such other guarantee program acceptable to the Trustee).

PURCHASE NOTICE
Certificate No. of Security:
     If you want to elect to have this Security purchased by the Company pursuant to Section 3.08 of the Indenture, check the box: ☐
     If you want to elect to have this Security purchased by the Company pursuant to Section 3.09 of the Indenture, check the box: ☐
     If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.08 or Section 3.09 of the Indenture, as applicable, state the principal amount to be so purchased by the Company:
$

(in an integral multiple of $1,000)

Date:	Signature(s):

(Sign exactly as name(s) appear(s) on the other side of this Section)

Signatures guaranteed by:

(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agent Medallion Program or in such other guarantee program acceptable to the Trustee).